Exhibit 99.1

American Spectrum Realty – Resignation of Independent Auditors

HOUSTON--(BUSINESS WIRE)--November 14, 2014--American Spectrum Realty, Inc. (NYSE/MKT: AQQ) – a real estate investment management and leasing company – today announced that the Company was notified on November 11, 2014 by its independent registered accountants, EEPB, P.C. (“EEPB”), that they are declining to stand for re-election after completion of their audit of the Company’s financial statements as of and for the year ended December 31, 2013. EEPB cited the Company’s risk profile and the limitations on their internal resources as the reasons for their decision.

On October 30, 2014, EEPB issued an unqualified opinion on the Company’s 2013 and 2012 financial statements, which the Company included in its Annual Report on Form 10-K as filed with the Securities and Exchange Commission on October 31, 2014. Following their opinion paragraph, EEPB included an explanatory paragraph indicating that in their opinion, “[T]he Company has recurring losses from continuing operations and relative low levels of cash and cash equivalents. These conditions raise substantial doubt about its ability to continue as a going concern.” EEPB’s explanatory paragraph contained a reference to Note 3 of the Company’s financial statements, which included the following:

As of December 31, 2013, the Company had an equity deficit of $11.5 million and cash and cash equivalents of $2.6 million. Debt obligations that mature and come due in 2014 total $53.7 million. In addition, the Company has $22.2 million in vendor obligations and other accrued liabilities. These liquidity concerns create uncertainty about the Company's ability to meet its ongoing obligations in the normal course of business without the sale of real estate assets. To generate additional liquidity for maturing obligations, management has increased the pace of asset sales in 2014, and expects to continue the process into 2015.

Subsequent to the date of EEPB’s unqualified opinion on November 7, 2014, EEPB informed the Company’s Audit Committee of certain internal control deficiencies that were disclosed by the Company in its 2013 Annual Report on Form 10-K within Item 9A - Controls and Procedures.

During the past two fiscal years and the related interim reporting periods preceding the date of EEPB’s November 11, 2014 notification, there have been no disagreements with EEPB on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure, which would have caused EEPB to make reference to such disagreements in connection with its reports.

The Company’s Audit Committee has accepted EEPB’s resignation and is actively seeking to engage new independent auditors for its 2014 fiscal year, which ends on December 31, 2014.

ABOUT AMERICAN SPECTRUM REALTY, INC.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interests in office, industrial, retail, self-storage, RV parks, retail, multi-family properties and undeveloped land throughout the United States. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients, totaling 9 million square feet in multiple states. Website: www.asrmanagement.com

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
James Hurn, (713) 706-6200
General Counsel
jhurn@americanspectrum.com